CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 dated October 5, 1998 of Green Mountain Coffee, Inc. of our report dated November 18, 1998 appearing on page F-2 of Green Mountain Coffee, Inc.'s Annual Report on Form 10-K for the year ended September 26, 1998. We also consent to the application of such report to the Financial Statement Schedule for the three years ended September 26, 1998 listed under Item 14 of this Form 10-K when such schedules are read in conjunction with the financial statements referred to in our report.


/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 18, 1998